EXHIBIT 4


                       AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT (the "Amendment"), dated as of March 15, 1999, to the Amended and Restated Rights Agreement, dated as of December 13, 1996, between Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company") and BankBoston N.A. (formally known as The First National Bank of Boston) (the "Rights Agent"), as amended (the "Rights Agreement").

                                  RECITALS
                                  --------

          I. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

          II. The Company, E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont") and Delta Acquisition Sub., an Iowa corporation and wholly owned subsidiary of DuPont ("Newco"), contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, the Company will merge with and into Newco (the "Merger").

          III. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable.

          IV. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and Rights Agent desire to evidence such amendment in writing.

          V. All things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          Accordingly, the parties agree as follows:

          A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

          "'Class B Common Stock' shall have the meaning set forth in the Merger Agreement (as defined herein)."

          "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of March [ ], 1999 by and among Pioneer Hi-Bred
     International, Inc., E.I. du Pont de Nemours and Company and Newco, as it may be amended from time to time."

          "'Merger' shall have the meaning set forth in the Merger
     Agreement."

          "'Newco' shall have the meaning set forth in the Merger
     Agreement."

          B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person in subsection 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, E.I. du Pont de Nemours and Company, Newco and their Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person by virtue of (i) the execution of the Merger Agreement, (ii) the exchange of the Class B Common Stock for five-vote per share Common Shares or (iii) the consummation of the Merger."

          C. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in subsection 3(a) shall be amended by adding the following sentence at the end of subsection 3(a):

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, (iii) the exchange of the Class B Common Stock for five-vote per share Common Shares or (iv) the consummation of the Merger."

          D. Amendment of the definition of "Shares Acquisition Date". The definition of "Shares Acquisition Date" in subsection 1(p) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, (iii) the exchange of the Class B Common Stock for five-vote per share Common Shares or (iv) the consummation of the Merger."

          E. Amendment of Expiration Date of Rights. Subsection 7(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, the Rights shall expire immediately prior to the consummation of the Merger unless earlier redeemed by the Company."

          F. Amendment of Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, (iii) the exchange of the Class B Common Stock for five-vote per share Common Shares or (iv) the consummation of the Merger."

          G. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          H. Miscellaneous. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                            PIONEER HI-BRED INTERNATIONAL, INC.

                                    /s/ Charles S. Johnson
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Name:
Title:



Attest:                            BANKBOSTON N.A.

                                    /s/ Tyler Haynes
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Name:
Title: